Exhibit 99.1
ALPHA INNOTECH REPORTS SECOND QUARTER PROFIT
ON 17% REVENUE GROWTH

August 12, 2008 – Alpha Innotech Corp., San Leandro, California

Alpha Innotech Corp. (OTCBB:APNO), a leading provider of bioanalytical systems for drug discovery and life science research, today reported financial results for the quarter ending June 30, 2008.

•	Second quarter revenues were $4.2 million and increased 17% from the $3.6 million reported in the same period in 2007.

•
Alpha Innotech reported a gross profit of $2.4 million, or 56% of total revenue, compared with a gross profit of $2.0 million, or 55% of total revenue, for the 2007 second quarter.  The 20% improvement from the prior period was due primarily to increased sales volume and continued process efficiencies.

•
Operating expenses for the quarter were $2.2 million, down 3% from $2.3 million for the second quarter of 2007. Interest expense increased to $175,000 from $67,000 due to interest paid and amortization of loan costs relating to the new debt facility with Agility Capital, LLC and Montage Capital, LLC.

•	Net income for the second quarter of 2008 increased to $23,000, or less than $0.01 per share, from a net loss of $337,000, or $0.03 per share, for the second quarter of 2007.

Excluding interest, depreciation and stock-based compensation, on a non-GAAP basis, the Company had net income of $443,000 for the second quarter of 2008 compared to a net loss of $44,000 for the second quarter of 2007.  The non-GAAP net income (loss) is reconciled to comparable GAAP net income (loss) in the table entitled “Non-GAAP Calculation of Net Income (Loss)”.

“We are very pleased with our strong growth in both our Asia and North America markets,” said Ron Bissinger, Chief Executive Officer of Alpha Innotech.  “We’re also looking forward to sales of our new FluorChem® Q significantly contributing to our revenues for the remainder of 2008 and beyond.”

Year-to-Date Financial Results

For the six months ended June 30, 2008, total revenue was $7.9 million, an increase of 11% from $7.2 million for the comparable 2007 six month period.

Gross profit for the first half of 2008 was $4.5 million, a 13% increase from the gross profit of $4.0 million for the first half of 2007.  Operating expenses in the first half of 2008 were $4.3 million, a 4% increase from $4.2 million in the comparable 2007 period.

Net income for the first half of fiscal 2008 was $21,000 or less than $0.01 per share, an increase from a net loss of $338,000 or $.03 per share in the first half of 2007.

Interest expense for the first half of fiscal 2008 increased to $258,000 from $149,000 due to interest paid and amortization of loan costs relating to the new debt facility with Agility Capital, LLC and Montage Capital, LLC.

Additional Second Quarter 2008 Achievements

■	Began shipping FluorChem® Q, a unique imager that rivals laser-based scanners for quantitative chemiluminescent and fluorescent Western blot imaging.

■	Began shipping AlphaSpec™, a compact UV/Visible spectrophotometer that uses an in-tip detection design allowing users to measure and recover biological samples.

■
Closed a new debt facility with Agility Capital, LLC and Montage Capital, LLC intended to provide working capital for growth, particularly for the Company's rapid expansion in Asia, while reducing the Company's overall cost of capital.

More information on Alpha Innotech can be found at the Company’s website www.alphainnotech.com.

About Alpha Innotech Corp.

Founded in 1992 and with over 10,000 systems sold worldwide, Alpha Innotech is a leading developer, manufacturer and marketer of digital imaging and analysis systems for the life science research and drug discovery markets. Our goal is to combine instruments, reagents and bioinformatics software to offer integrated modular technology platforms for functional genomics, proteomics and cell analysis markets. Our customers include pharmaceutical and biotechnology companies as well as universities, medical centers, government research institutes and agencies worldwide.

Use of Non-GAAP Financial Measures

To supplement the Company’s financial statements presented in accordance with GAAP, the Company is also providing non-GAAP financial information.  The presentation of non-GAAP financial information should be considered in addition to the Company’s GAAP results and is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with GAAP.  The Company believes that both management and investors benefit from referring to non-GAAP financial information that excludes certain expenses in their assessment of the Company’s performance.  The Company also believes that investors benefit from increased transparency into supplemental information used by management in its financial and operational decision making.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements involve a number of risks and uncertainties that include, but are not limited to, the Company’s ability to obtain additional financing if needed, the timing of the introduction and success of new products, and the Company's growth prospects, that could cause actual results to differ materially from those anticipated or planned by these forward-looking statements. Please also refer to the risk factors described in our filings with the Securities and Exchange Commission, including our recent Form 10-KSB and Forms 10-Q filed with the Securities and Exchange Commission. We do not intend to update the forward-looking information contained in this news release except as required by law.

Contact:

Alpha Innotech Corp.
Ron Bissinger, CEO
Tel: 510-483-9620

Alpha Innotech Corp.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007
Revenue	$4,243	$3,612	$7,912	$7,159
Cost of Goods Sold	1,857	1,620	3,414	3,195
Gross profit	2,386	1,992	4,498	3,964
Operating expenses:
Sales and Marketing	1,313	1,163	2,498	2,217
Research and Development	273	344	648	648
General and Administrative	603	753	1,170	1,285
Total operating expenses	2,189	2,260	4,316	4,150
Income (loss) from operations	197	(268)	182	(186)
Interest expense	(175)	(66)	(258)	(149)
Other income (expense), net	1	(3)	(3)	(3)
Sale of patents	—	—	100	—
Net income (loss) applicable to common stockholders	$23	$(337)	$21	$(338)
Net income (loss) per share:
Basic	$0.00	$(0.03)	$0.00	$(0.03)
Diluted	$0.00	$(0.03)	$0.00	$(0.03)
Weighted average shares outstanding:
Basic	10,874	10,421	10,694	10,290
Diluted	11,281	10,421	10,898	10,290

Alpha Innotech Corp.
Condensed Consolidated Balance Sheet
(in thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$749	$168
Restricted cash	50	50
Accounts receivable, net	2,331	2,230
Inventory, net	1,137	1,006
Prepaid expenses and other current assets	165	219
Total current assets	4,432	3,673
Property and equipment, net	884	914
Loan fees, net	110	—
Other assets	90	90
Total assets	$5,516	$4,677
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,452	$1,786
Accrued liabilities	849	1,330
Current portion of debt	2,247	1,407
Deferred revenue	1,093	1,027
Other liabilities	247	265
Total current liabilities	5,888	5,815
Debt, net of current portion	148	308
Total stockholders’ deficit	(520)	(1,446)
Total liabilities and stockholders’ deficit	$5,516	$4,677

Alpha Innotech Corp.
Non-GAAP Calculation of Net Income (Loss)
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007
GAAP net income (loss)	$23	$(337)	$21	$(338)
Interest	175	67	258	149
Depreciation	108	131	245	275
Stock-based compensation	137	95	257	150
Non-GAAP basis income (loss)	$443	$(44)	$781	$236